Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159055

CALCULATION OF REGISTRATION FEE

	Maximum aggregate
Title of each class of securities to be registered	offering price(1)	Amount of registration fee(3)
6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share	$345,000,000	$19,251
Common Stock, par value $0.001 per share, and attached Preferred Stock Purchase Rights	— (2)	— (4)

(1)	Includes 450,000 shares of convertible perpetual preferred stock to be sold upon exercise of the underwriters’ overallotment option.

(2)	An indeterminate number of shares of common stock may be issued from time to time upon conversion of the 6.25% Convertible Perpetual Preferred Stock.

(3)	Pursuant to Rule 457(p), the $19,251 filing fee is offset by $855 of the registration fee that was paid on January 30, 2009 pursuant to Rule 456(b), but unused, in connection with Whiting Petroleum Corporation’s Registration Statement No. 333-133889, filed May 8, 2006.

(4)	No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i).

PROSPECTUS SUPPLEMENT
(To prospectus dated May 8, 2009)

3,000,000 Shares

Whiting Petroleum Corporation

6.25% Convertible Perpetual Preferred Stock
(Liquidation Preference $100 per Share)

We are offering 3,000,000 shares of our 6.25% convertible perpetual preferred stock. The annual dividend on each share of convertible preferred stock is $6.25 and is payable, when, as and if declared by our board of directors, quarterly in cash, common stock or a combination thereof at our election, in arrears, on each March 15, June 15, September 15 and December 15, commencing on September 15, 2009. Each share of convertible preferred stock has a liquidation preference of $100 per share and is convertible, at the holder’s option at any time, initially into 2.3033 shares of our common stock based on an initial conversion price of $43.4163 per share, subject in each case to specified adjustments as set forth in this prospectus supplement. The convertible preferred stock is not redeemable by us at any time. If a fundamental change occurs, we may be required to pay a make-whole premium on convertible preferred stock converted in connection therewith, as described in this prospectus supplement. On or after June 15, 2013, we may at our option cause all outstanding shares of the convertible preferred stock to be automatically converted into that number of shares of common stock for each share of convertible preferred stock equal to $100 divided by the then-prevailing conversion price if the closing price of our common stock equals or exceeds 120% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days.

Our convertible preferred stock has been approved for listing on the New York Stock Exchange under the symbol “WLL PrA”, subject to official notice of issuance. Our common stock is traded on the New York Stock Exchange under the symbol “WLL.” On June 17, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $36.95 per share.

Investing in our convertible preferred stock involves risks that are described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement.

	Per Share	Total

Public offering price(1)	$100.00	$300,000,000
Underwriting discount	$3.00	$9,000,000
Proceeds, before expenses, to us	$97.00	$291,000,000

(1) Plus accrued dividends, if any, from June 23, 2009

The underwriters may also purchase up to an additional 450,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery in book entry form through the facilities of the Depository Trust Company only, on or about June 23, 2009.

Joint Book-Running Managers

Merrill Lynch & Co.	J.P. Morgan	Wachovia Securities

Raymond James	KeyBanc Capital Markets		SunTrust Robinson Humphrey
BBVA Securities	Barclays Capital	Calyon Securities (USA) Inc.	Morgan Stanley
RBC Capital Markets	Scotia Capital	U.S. Bancorp Investments, Inc.	Wedbush Morgan Securities Inc.
BOSC, Inc.	Comerica Securities		Fortis Securities LLC
CRT Capital Group LLC			Thomas Weisel Partners LLC

The date of this prospectus supplement is June 17, 2009.

Whiting Areas of Operation

ROCKY MOUNTAINS
Williston Basin
Green River Basin
Piceance Basin
MICHIGAN
Michigan Basin
MID CONTINENT
PERMIAN
Permian Basin
GULF COAST
Gulf Coast Basin
HEADQUARTERS
Denver, Colorado
Major Fields
Sanish Field
Postle Field
North Ward Estes Field

Proved Reserves at December 31, 2008

Core Area	Oil [1] (MMBbl)	Gas (Bcf)	Total (MMBOE)	Oil %	Pre-Tax PV10% Value [2] (in millions)	March 2009 Average Daily Net Production (MBOE/d)
Permian Basin	88.1	57.8	97.7	90%	$455.2	11.1
Rocky Mountains	49.2	203.9	83.2	59%	$548.2	28.3
Mid-Continent	37.2	11.7	39.1	95%	$416.2	7.9
Gulf Coast	3.1	41.6	10.1	31%	$105.2	4.3
Michigan	2.4	39.7	9.0	27%	$78.2	2.9
Total	180.0	354.8	239.1	75%	$1,603.0	54.5

[1] Oil includes natural gas liquids

[2] Based on Dec 31, 2008 NYMEX prices of $44.60/Bbl and $5.63/MMBtu

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on their respective front covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, except as otherwise noted, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

GLOSSARY OF CERTAIN OIL AND GAS TERMS

We have included below the definitions for certain oil and gas terms used in this prospectus supplement:

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus supplement in reference to oil and other liquid hydrocarbons.

“Bcf” One billion cubic feet of natural gas.

“BOE” One stock tank barrel equivalent of oil, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one Bbl of oil.

“BOE/d” One BOE per day.

“CO2 flood” A tertiary recovery method in which CO2 is injected into a reservoir to enhance oil recovery.

“completion” The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“GAAP” Generally accepted accounting principles in the United States of America.

“MBOE” One thousand BOE.

“MBOE/d” One MBOE per day.

“Mcf” One thousand cubic feet of natural gas.

“MMBbl” One million Bbl.

“MMBOE” One million BOE.

“MMBtu” One million British Thermal Units.

“MMcf” One million cubic feet of natural gas.

“MMcf/d” One MMcf per day.

S-ii

“net revenue interest” The interest owned in the revenues of a crude oil and natural gas property, after all royalties and other burdens have been deducted from the working interest.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“pre-tax PV10%” The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange Commission (“SEC”) guidelines, net of estimated lease operating expense, production taxes and future development costs, using price and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or Federal income taxes and discounted using an annual discount rate of 10%.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“resource play” Refers to drilling programs targeted at regionally distributed oil or natural gas accumulations. Successful exploitation of these reservoirs is dependent upon new technologies such as horizontal drilling and multi-stage fracture stimulation to access large rock volumes in order to produce economic quantities of oil or natural gas.

“working interest” The interest in a crude oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	declines in oil or gas prices;

•	impacts of the global recession and financial crisis;

•	our level of success in exploitation, exploration, development and production activities;

•	adverse weather conditions that may negatively impact development or production activities;

•	the timing of our exploration and development expenditures, including our ability to obtain CO2;

•	inaccuracies of our reserve estimates or our assumptions underlying them;

•	revisions to reserve estimates as a result of changes in commodity prices;

•	risks related to our level of indebtedness and periodic redeterminations of Whiting Oil and Gas Corporation’s borrowing base under our credit agreement;

S-iii

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget;

•	our ability to obtain external capital to finance exploration and development operations and acquisitions;

•	our ability to identify and complete acquisitions, and to successfully integrate acquired businesses;

•	unforeseen underperformance of or liabilities associated with acquired properties;

•	our ability to successfully complete potential asset dispositions;

•	failure of our properties to yield oil or gas in commercially viable quantities;

•	uninsured or underinsured losses resulting from our oil and gas operations;

•	our inability to access oil and gas markets due to market conditions or operational impediments;

•	the impact and costs of compliance with laws and regulations governing our oil and gas operations;

•	our ability to replace our oil and gas reserves;

•	any loss of our senior management or technical personnel;

•	competition in the oil and gas industry in the regions in which we operate;

•	risks arising out of our hedging transactions; and

•	other risks described under the caption “Risk Factors.”

We assume no obligation, and disclaim any duty, to update the forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference. We urge you to carefully review and consider the disclosures made in this prospectus supplement, the accompanying prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement, including “Risk Factors,” the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus carefully before making a decision to invest in our convertible preferred stock. We have provided definitions for the oil and gas terms used in this prospectus supplement in the “Glossary of Oil and Gas Terms” included in this prospectus supplement.

About Our Company

We are an independent oil and gas company engaged in oil and gas acquisition, development, exploitation, production and exploration activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. Prior to 2006, we generally emphasized the acquisition of properties that increased our production levels and provided upside potential through further development. Since 2006, we have focused primarily on organic drilling activity and on the development of previously acquired properties, specifically on projects that we believe provide the opportunity for repeatable successes and production growth. We believe the combination of acquisitions, subsequent development and organic drilling provides us a broad set of growth alternatives and allows us to direct our capital resources to what we believe to be the most advantageous investments.

As demonstrated by our recent capital expenditure programs, we are increasingly focused on a balance between exploration and development programs and continuing to selectively pursue acquisitions that complement our existing core properties. Our growth plan is centered on the following activities:

•	pursuing the development of projects that we believe will generate attractive rates of return;

•	maintaining a balanced portfolio of lower risk, long-lived oil and gas properties that provide stable cash flows;

•	seeking property acquisitions that complement our core areas; and

•	allocating a portion of our capital budget to leasing and exploring prospect areas.

We believe that our significant drilling inventory, combined with our operating experience and cost structure, provides us with meaningful organic growth opportunities. Additionally, we expect to continue to build on our successful acquisition track record and selectively pursue property acquisitions that complement our existing core properties. During 2008, we incurred $1,386.1 million in acquisition, development and exploration activities, including $947.4 million for the drilling of 308 gross (125.7 net) wells. Of these new wells, 115.2 (net) resulted in productive completions and 10.5 (net) were unsuccessful, yielding a 92% success rate. Our current 2009 capital budget for exploration and development expenditures is $398.3 million.

As of December 31, 2008, our estimated proved reserves totaled 239.1 MMBOE, of which 67% were classified as proved developed. These estimated reserves had a pre-tax PV10% value of approximately $1,603.0 million, of which approximately 89% came from properties located in our Permian Basin, Rocky Mountains and Mid-Continent core areas. The following table summarizes our estimated proved reserves as of December 31, 2008 by core area, the corresponding pre-tax PV10% value and our March 2009 average daily production rate:

	Proved Reserves					March 2009
					Pre-Tax PV10%	Average Daily
	Oil		Total	%	Value(2)	Net Production
Core Area	(MMBbl)(1)	Gas (Bcf)	(MMBOE)	Oil(1)	(In millions)	(MBOE/d)

Permian Basin	88.1	57.8	97.7	90%	$455.2	11.1
Rocky Mountains	49.2	203.9	83.2	59%	548.2	28.3
Mid-Continent	37.2	11.7	39.1	95%	416.2	7.9
Gulf Coast	3.1	41.6	10.1	31%	105.2	4.3
Michigan	2.4	39.7	9.0	27%	78.2	2.9

Total	180.0	354.8	239.1	75%	$1,603.0	54.5

(1)	Oil includes natural gas liquids.

(2)	Pre-tax PV10% is a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows, but without deducting future income taxes. As of December 31, 2008, our discounted future income taxes were $226.6 million and our standardized measure of discounted future net cash flows was $1,376.4 million. We believe pre-tax PV10% is a useful measure to investors in evaluating the relative monetary significance of our oil and gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

Business Strategy

Our goal is to generate meaningful growth in both production and free cash flow by investing in oil and gas projects with attractive rates of return on capital employed. To date, we have achieved this goal through both the acquisition of reserves and continued field development in our core areas. Because of our extensive property base, we are pursuing several economically attractive oil and gas opportunities to exploit and develop properties as well as explore our acreage positions for additional production growth and proved reserves. Specifically, we have focused, and plan to continue to focus, on the following:

Pursuing High-Return Organic Reserve Additions.  The development of large resource plays such as our Williston Basin and Piceance Basin projects has become one of our central objectives. We have assembled approximately 125,600 gross (70,800 net) acres on the eastern side of the Williston Basin in North Dakota in an active oil development play at our Sanish field area, where the Middle Bakken reservoir is oil productive. As of June 1, 2009, we have drilled and completed 68 successful Bakken wells (41 operated) in our Sanish field acreage that had a combined net production rate of 9.9 MBOE/d during March 2009. With the acquisition of Equity Oil Company in 2004, we acquired mineral interests and federal oil and gas leases in the Piceance Basin of Colorado, where we have found the Iles and Williams Fork (Mesaverde) reservoirs to be gas productive at our Sulphur Creek field area and the Mesaverde formation to be gas productive at our Jimmy Gulch prospect area. Our initial drilling results in both projects have been positive.

Developing and Exploiting Existing Properties.  Our existing property base and our acquisitions over the past five years have provided us with numerous low-risk opportunities for exploitation and development drilling. As of December 31, 2008, we have identified a drilling inventory of over 1,400 gross wells that we believe will add substantial production over the next five years. Our drilling inventory consists of the development of our proved and non-proved reserves on which we have spent significant time evaluating the costs and expected results. Additionally, we have several opportunities to apply and expand enhanced recovery techniques that we expect will increase proved reserves and extend the productive lives of our mature fields. In 2005, we acquired two large oil fields, the Postle field, located in the Oklahoma Panhandle, and the North Ward Estes field, located in the Permian Basin of West Texas. We have experienced and anticipate further significant production increases in these fields over the next four to seven years through the use of secondary and tertiary recovery techniques. In these fields, we are actively injecting water and CO2 and executing extensive re-development, drilling and completion operations, as well as enhanced gas handling and treating capability.

Growing Through Accretive Acquisitions.  From 2004 to 2008, we completed 13 separate acquisitions of producing properties for estimated proved reserves of 226.9 MMBOE, as of the effective dates of the acquisitions. Our experienced team of management, land, engineering and geoscience professionals has developed and refined an acquisition program designed to increase reserves and complement our existing properties, including identifying and evaluating acquisition opportunities, negotiating and closing purchases and managing acquired properties. We intend to selectively pursue the acquisition of properties complementary to our core operating areas.

Disciplined Financial Approach.  Our goal is to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility. We have historically funded our acquisitions and growth activity through a combination of equity and debt issuances, bank borrowings and internally generated cash flow, as appropriate, to maintain our strong financial position. From time to time, we monetize non-core properties and use the net proceeds from these asset sales to repay debt under our credit agreement. To support cash flow generation on our existing properties and help ensure expected cash flows from acquired properties, we periodically enter into derivative contracts. Typically, we use costless collars to provide an attractive base commodity price level, while maintaining the ability to benefit from improvements in commodity prices. For example, we have hedged an average of 508,832 barrels of oil per month for 2009, which represents 41% of our March 2009 oil production.

Competitive Strengths

We believe that our key competitive strengths lie in our balanced asset portfolio, our experienced management and technical team and our commitment to effective application of new technologies.

Balanced, Long-Lived Asset Base.  As of December 31, 2008, we had interests in 8,871 gross (3,337 net) productive wells across approximately 992,400 gross (514,900 net) developed acres in our five core geographical areas. We believe this geographic mix of properties and organic drilling opportunities, combined with our continuing business strategy of acquiring and exploiting properties in these areas, presents us with multiple opportunities in executing our strategy because we are not dependent on any particular producing regions or geological formations. Our proved reserve life is approximately 13.6 years based on year-end 2008 proved reserves and 2008 production.

Experienced Management Team.  Our management team averages 25 years of experience in the oil and gas industry. Our personnel have extensive experience in each of our core geographical areas and in all of our operational disciplines. In addition, each of our acquisition professionals has at least 28 years of experience in the evaluation, acquisition and operational assimilation of oil and gas properties.

Commitment to Technology.  In each of our core operating areas, we have accumulated detailed geologic and geophysical knowledge and have developed significant technical and operational expertise. In recent years, we have developed considerable expertise in conventional and 3-D seismic imaging and interpretation. Our technical team has access to approximately 5,934 square miles of 3-D seismic data, digital well logs and other subsurface information. This data is analyzed with advanced geophysical and geological computer resources dedicated to the accurate and efficient characterization of the subsurface oil and gas reservoirs that comprise our asset base. In addition, our information systems enable us to update our production databases through daily uploads from hand held computers in the field. With the acquisition of the Postle and North Ward Estes properties, we have assembled a team of 14 professionals averaging over 20 years of expertise managing CO2 floods. This provides us with the ability to pursue other CO2 flood targets and employ this technology to add reserves to our portfolio. This commitment to technology has increased the productivity and efficiency of our field operations and development activities.

Recent Developments

Sanish Field Transaction

On June 4, 2009, we entered into an agreement with a privately held independent oil company covering twenty-five 1,280-acre units and one 640-acre unit located in the western portion of the Sanish field in Mountrail County, North Dakota. The private company has agreed to pay 65% of our net working interest completed well cost to receive 50% of our working interest and net revenue interest in the first and second wells planned for each unit. Pursuant to the agreement, we will remain the operator for each unit.

There are 18 drilled or drilling wells on the 26 units covered by the agreement and 12 more wells are planned in 2009 on these units, which would result in the private company participating in 30 wells in the Sanish field in 2009 and 21 wells thereafter. We expect to have four rigs running in the Sanish field through December 2009. At the closing of the transaction on June 4, 2009, the private company paid us $107.3 million, representing $6.4 million for acreage costs, $65.8 million for 65% of our cost in the 18 wells currently drilled or drilling and $35.1 million for a 50% interest in our Robinson Lake gas plant and oil and gas gathering systems. We used these proceeds to repay a portion of the debt outstanding under our credit agreement.

There are currently 93 total units in the Sanish field in which we own an interest. The 26 units covered by the agreement represent 28% of these total units. On units not covered by the agreement, we currently own interests in 30 producing wells on 27 operated units and 20 producing wells on 20 non-operated units where 27 infill wells are planned under current spacing. We also retain 18 operated and two non-operated undeveloped units where 38 wells could be drilled.

We believe that this agreement will allow us to increase production while prudently managing our capital resources by repaying debt.

The following chart shows our interests in the Sanish field after taking into account the agreement.

					Whiting	Whiting
		Number of	Number of		Average	Average Net
	Number of	Existing	Potential		Working	Revenue
Type of Unit	Units	Producing Wells	Additional Wells		Interest	Interest

Operated Units Covered by the Agreement	26	11	40	(1)	41%	34%
Operated Units Not Covered by the Agreement	27	30	19		84%	68%
Non-Operated Units Not Covered by the Agreement	20	20	8		24%	20%
Operated Undeveloped Units Not Covered by the Agreement	18	0	36		64%	52%
Non-Operated Undeveloped Units Not Covered by the Agreement	2	0	2		6%	5%

	93	61	105

(1)	Includes seven wells currently drilling or waiting on completion as of June 1, 2009.

2009 Exploration and Development Budget

As adjusted to take into account the agreement with respect to the Sanish field transaction, our current 2009 capital budget for exploration and development expenditures is $398.3 million, which we expect to fund with net cash provided by our operating activities and a portion of the proceeds from the common stock offering we completed in February 2009. To the extent net cash provided by operating activities, oil and natural gas prices or drilling results are different than we currently anticipate, we may adjust our capital budget accordingly. Our 2009 capital budget currently is allocated among our major development areas as indicated in the chart below.

	2009 Planned
	Expenditures	% of 2009 Planned
	(In millions)	Expenditures

Northern Rockies
Sanish Field(1)	$144.9	36.4%
Parshall Field	$30.3	7.6%

Sub Total	$175.2	44.0%
Central Rockies
Sulphur Creek Field	$13.7	3.4%
Flat Rock Field	$5.2	1.3%
Hatch Point Prospect	$10.2	2.6%
Rangely Weber Sand Unit	$2.3	0.6%

Sub Total	$31.4	7.9%
Enhanced Oil Recovery Projects
North Ward Estes(2)	$100.6	25.3%
Postle(2)	$33.6	8.4%

Sub Total	$134.2	33.7%
Permian	$16.6	4.2%
Other(3)	$40.9	10.3%

Total	$398.3	100.0%

(1)	This amount has not been reduced by $60.5 million of 2009 development costs that we incurred prior to closing of the Sanish field transaction and were reimbursed to us in the Sanish field transaction.

(2)	2009 planned capital expenditures at our CO2 projects include $36.9 million for purchased CO2 at North Ward Estes and $15.3 million for Postle CO2 purchases.

(3)	Comprised primarily of exploration salaries, lease delay rentals and seismic, development in other regions and drilling rig early termination fees.

New and Increased Credit Facility

On April 28, 2009, we and our subsidiary, Whiting Oil and Gas Corporation, entered into a new credit agreement that expires in April 2012. The new credit agreement increased our borrowing base from $900.0 million to $1.1 billion. Our new bank syndicate is comprised of 19 commercial banks, each holding between 1.4% and 11.4% of the total facility. The next regular borrowing base redetermination date is November 1, 2009. On June 15, 2009, the new credit agreement was amended to permit us to pay dividends on the convertible preferred stock to be issued pursuant to this offering.

Corporate Information

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

The Offering

The following is a brief summary of some of the terms of this offering. As used in this section, the terms “we,” “us” or “our” refer to Whiting Petroleum Corporation and not any of its subsidiaries. For a more complete description of our convertible preferred stock, see “Description of Preferred Stock” in this prospectus supplement.

Securities Offered	3,000,000 shares of 6.25% convertible perpetual preferred stock; 3,450,000 shares if the underwriters exercise their option to purchase additional convertible preferred stock to cover overallotments in full.

Liquidation Preference	$100 per share, plus accumulated and unpaid dividends.

Dividends	Cumulative annual dividends of $6.25 per share payable quarterly on each March 15, June 15, September 15 and December 15, commencing on September 15, 2009, when, as and if declared by the board of directors. Dividends will accumulate and be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the convertible preferred stock will accumulate and be cumulative from the most recent date to which dividends have been paid, or if no dividends have been paid, from June 23, 2009 and may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock or a combination thereof. Accumulated dividends on the convertible preferred stock will not bear interest. See “Description of Preferred Stock — Dividends.”

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the average of the volume-weighted average prices of our common stock for the ten days preceding the second trading day immediately prior to the record date for such dividend.

We will make each dividend payment on the convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 15 business days prior to the record date for such dividend. See “Risk Factors — Risks Relating to the convertible preferred stock — We may not be able to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Ranking	The convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•      senior to all of our common stock, our Series A Junior Participating Preferred Stock and all of our other capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the convertible preferred stock;

• on a parity with any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the convertible preferred stock; and

• junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the convertible preferred stock.

We currently have no outstanding shares of preferred stock, but have designated 1,500,000 shares of preferred stock as Series A Junior Participating Preferred Stock, which may be issued upon the exercise of our preferred share purchase rights.

Redemption	The convertible preferred stock will not be redeemable by us.

Conversion Rights	Each share of convertible preferred stock will be convertible, at any time, at the option of the holder thereof into a number of shares of our common stock equal to $100 divided by the conversion price at the time of conversion. The initial conversion price is $43.4163, and is subject to adjustment as described under “Description of Preferred Stock — Conversion Price Adjustment.” Based on the initial conversion price, each share of convertible preferred stock is convertible into 2.3033 shares of our common stock.

Mandatory Conversion	At any time on or after June 15, 2013, we may at our option cause all outstanding shares of the convertible preferred stock to be automatically converted into that number of shares of common stock for each share of convertible preferred stock equal to $100 divided by the then-prevailing conversion price if the closing price of our common stock equals or exceeds 120% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described under “Description of Preferred Stock — Mandatory Conversion.”

Fundamental Change	If a holder converts its convertible preferred stock at any time beginning at the opening of business on the trading day immediately following the effective date of a fundamental change (as described under “Description of Preferred Stock — Special Rights Upon a Fundamental Change”) and ending at the close of business on the 30th trading day immediately following such effective date, the holder will automatically receive a number of shares of our common stock equal to the greater of:

•      the sum of (i) a number of shares of our common stock, as described under “Description of Preferred Stock — Conversion Rights” and subject to adjustment as described under “Description of Preferred Stock — Conversion Price Adjustment” and (ii) the make-whole premium, if any, described under “Description of Preferred Stock — Determination of the Make-Whole Premium”; and

• a number of shares of our common stock calculated by reference to an adjusted conversion price equal to the greater of (i) the average of the volume-weighted average prices of our common stock for ten days preceding the effective date of a fundamental change and (ii) $24.63.

Voting Rights	Except as required by Delaware law and our certificate of incorporation, which will include the certificate of designation for the convertible preferred stock, the holders of convertible preferred stock will have no voting rights unless dividends payable on the convertible preferred stock are in arrears for six or more quarterly periods. In that event, the holders of the convertible preferred stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the convertible preferred stock has been paid in full. The affirmative vote or consent of holders of at least 66 2/3% of the outstanding convertible preferred stock will be required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation by merger or otherwise that would affect adversely the rights of holders of the convertible preferred stock.

Use of Proceeds	We expect to use the net proceeds from this offering to repay a portion of the debt outstanding under our credit agreement. The amounts repaid under the credit agreement will be available for us to reborrow in the future. See “Use of Proceeds.” Affiliates of certain of the underwriters are lenders under our credit facility, and accordingly, will receive a substantial portion of the proceeds from this offering in the form of the repayment of borrowings under such facility. See “Underwriting.”

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of the convertible preferred stock and any common stock received as a dividend or upon its conversion are described in “Certain U.S. Federal Income Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding these matters in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the convertible preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case such distributions would not be treated as dividends for U.S. federal income tax purposes.

Absence of a Public Market	Our convertible preferred stock has been approved for listing on the New York Stock Exchange under the symbol “WLL PrA”, subject to official notice of issuance. However, the convertible preferred stock is a new security for which there is currently no public market. If an active public market does not develop, the market price and liquidity of the convertible preferred stock will be adversely affected.

Book Entry, Delivery and Form	Initially, the convertible preferred stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of the Depository Trust Company.

Risk Factors	Please read “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our convertible preferred stock.

Common Stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol “WLL.”

Summary Historical Financial Information

The following summary historical financial information for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2006, 2007 and 2008 has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for each respective fiscal year end. The following summary historical financial information for the three months ended March 31, 2008 and 2009 and as of March 31, 2008 and 2009 has been derived from, and is qualified by reference to, our unaudited consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for each respective quarter end. This information is only a summary and you should read it in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full fiscal year.

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009
	(In millions, except per share data)
				(Unaudited)

Consolidated Income Statement Information:
Revenues and other income:
Oil and natural gas sales	$773.1	$809.0	$1,316.5	$286.7	$146.2
Gain (loss) on oil and natural gas hedging activities	(7.5)	(21.2)	(107.6)	(22.9)	13.5
Gain on sale of properties	12.1	29.7	—	—	—
Amortization of deferred gain on sale	—	—	12.1	—	4.1
Interest income and other	1.1	1.2	1.1	0.2	0.1

Total revenues and other income	$778.8	$818.7	$1,222.1	$264.1	$163.8

Costs and expenses:
Lease operating	$183.6	$208.9	$241.2	$55.7	$61.0
Production taxes	47.1	52.4	87.5	17.7	9.5
Depreciation, depletion and amortization	162.8	192.8	277.4	50.5	100.0
Exploration and impairment	34.5	37.3	55.3	11.0	17.3
General and administrative	37.8	39.0	61.7	11.6	9.0
Interest expense	73.5	72.5	65.1	15.5	14.7
Change in Production Participation Plan liability	6.2	8.6	32.1	6.2	0.4
(Gain) loss on mark-to-market derivatives	—	—	(7.1)	(2.9)	21.8

Total costs and expenses	$545.5	$611.5	$813.3	$165.3	$233.6

Income (loss) before income taxes	$233.3	$207.2	$408.8	$98.8	$(69.8)
Income tax expense (benefit)	76.9	76.6	156.7	36.5	(26.0)

Net income (loss)	$156.4	$130.6	$252.1	$62.3	$(43.8)

Net income (loss) per common share, basic	$4.26	$3.31	$5.96	$1.47	$(0.92)

Net income (loss) per common share, diluted	$4.25	$3.29	$5.94	$1.47	$(0.92)

Other Financial Information:
Net cash provided by operating activities	$411.2	$394.0	$763.0	$122.5	$34.2
Capital expenditures	$552.0	$519.6	$1,330.9	$170.7	$221.9
EBITDA(1)	$469.6	$472.5	$751.3	$164.8	$44.9

	As of December 31,			As of March 31,
	2006	2007	2008	2008	2009
			(In millions)	(Unaudited)

Consolidated Balance Sheet Information:
Total assets	$2,585.4	$2,952.0	$4,029.1	$3,127.1	$4,080.2
Total debt	$995.4	$868.2	$1,239.8	$910.0	$1,189.6
Stockholders’ equity	$1,186.7	$1,490.8	$1,808.8	$1,553.9	$2,019.2

(1)	We define EBITDA as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not a measure of performance calculated in accordance with GAAP. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. EBITDA should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to our consolidated EBITDA for the periods presented:

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009
	(In millions)

Net income (loss)	$156.4	$130.6	$252.1	$62.3	$(43.8)
Income tax expense (benefit)	76.9	76.6	156.7	36.5	(26.0)
Interest expense	73.5	72.5	65.1	15.5	14.7
Depreciation, depletion and amortization	162.8	192.8	277.4	50.5	100.0

EBITDA	$469.6	$472.5	$751.3	$164.8	$44.9

Summary Historical Reserve and Operating Data

The following tables present summary information regarding our estimated net proved oil and natural gas reserves as of December 31, 2006, 2007 and 2008 and our historical operating data for the years ended December 31, 2006, 2007 and 2008. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC and, except as otherwise indicated, give no effect to federal or state income taxes.

	As of December 31,
	2006	2007	2008

Reserve Data:
Total estimated proved developed reserves:
Oil (MMBbls)	122.5	127.3	121.0
Natural gas (Bcf)	226.5	237.0	229.2
Total (MMBOE)	160.2	166.8	159.2
Total estimated proved reserves:
Oil (MMBbls)	195.0	196.3	180.0
Natural gas (Bcf)	318.9	326.7	354.8
Total (MMBOE)	248.1	250.8	239.1
Pre-tax PV10% value (in millions)(1)(2)	$3,352.2	$5,858.3	$1,603.0
Standardized measure of discounted future net cash flows (in millions)(1)(3)	$2,392.2	$4,011.7	$1,376.4

(1)	The December 31, 2006 amount was calculated using a period end average realized oil price of $54.81 per Bbl and a period end average realized natural gas price of $5.41 per Mcf, the December 31, 2007 amount was calculated using a period end average realized oil price of $88.62 per Bbl and a period end average realized natural gas price of $6.31 per Mcf and the December 31, 2008 amount was calculated using a period end average realized oil price of $44.60 per Bbl and a period end average realized natural gas price of $5.63 per Mcf.

(2)	Pre-tax PV10% is a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. Our discounted future income taxes were $960.0 million as of December 31, 2006, $1,846.6 million as of December 31, 2007 and $226.6 million as of December 31, 2008. We believe pre-tax PV10% is a useful measure to investors for evaluating the relative monetary significance of our oil and gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

(3)	The standardized measure of discounted future net cash flows, which reflects the after-tax present value of discounted future net cash flows, relating to proved oil and natural gas reserves were prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities. Future cash inflows were computed by applying prices at year end to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year end, based on year-end costs and assuming continuation of existing economic conditions. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of our oil and gas properties.

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009

Operating Data:
Net Production:
Oil (MMBbls)	9.8	9.6	12.4	2.6	3.6
Natural gas (Bcf)	32.1	30.8	30.4	6.9	7.9
Total production (MMBOE)	15.2	14.7	17.5	3.7	4.9
Net Sales (in millions)(1):
Oil	$561.2	$618.5	$1,082.8	$232.4	$116.3
Natural gas	$211.9	$190.5	$233.7	$54.3	$29.9

Total oil and natural gas	$773.1	$809.0	$1,316.5	$286.7	$146.2
Average sales prices:
Oil (per Bbl)	$57.27	$64.57	$86.99	$89.58	$32.55
Effect of oil hedges on average price (per Bbl)	$(0.95)	$(2.21)	$(8.58)	$(8.83)	$4.10

Oil net of hedging (per Bbl)	$56.32	$62.36	$78.41	$80.75	$36.65
Average NYMEX price	$66.25	$72.30	$97.24	$97.96	$43.21
Natural gas (per Mcf)	$6.59	$6.19	$7.68	$7.89	$3.78
Effect of natural gas hedges on average price (per Mcf)	$0.06	$—	$—	$—	$0.05

Natural gas net of hedging (per Mcf)	$6.65	$6.19	$7.68	$7.89	$3.83
Average NYMEX price	$7.23	$6.86	$9.06	$8.03	$4.92
Cost and expenses (per BOE):
Lease operating expenses	$12.12	$14.20	$13.77	$14.89	$12.47
Production taxes	$3.11	$3.56	$5.00	$4.73	$1.95
Depreciation, depletion and amortization expenses	$10.74	$13.11	$15.84	$13.50	$20.46
General and administrative expenses	$2.49	$2.66	$3.52	$3.10	$1.84

(1)	Before consideration of hedging transactions.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our convertible preferred stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Relating to the Oil and Gas Industry and Our Business

Oil and natural gas prices are very volatile. An extended period of low oil and natural gas prices may adversely affect our business, financial condition, results of operations or cash flows.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the price and availability of alternative fuels.

Furthermore, the recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to a worldwide economic recession. The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Oil and natural gas prices have fallen significantly since their third quarter 2008 levels. For example, the daily average NYMEX oil price was $118.13 per Bbl for the third quarter of 2008, $58.75 per Bbl for the fourth quarter of 2008, and $43.21 per Bbl for the first quarter of 2009. Similarly, daily average NYMEX natural gas prices have declined from $10.27 per Mcf for the third quarter of 2008 to $6.96 per Mcf for the fourth quarter of 2008 and $4.92 for the first quarter of 2009.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the credit agreement.

The global financial crisis and recession may have impacts on our business and financial condition that we currently cannot predict.

The continued turmoil in the global financial system and the current global recession may have an impact on our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have an impact on our flexibility to react to changing economic and business conditions. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us. Additionally, market conditions could have an impact on our commodity hedging arrangements if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our development, exploitation, production and exploration activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “— Reserve estimates depend on many assumptions that may turn out to be inaccurate . . .” later in these Risk Factors for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents;

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms;

•	reductions in oil and natural gas prices; and

•	title problems.

Prospects that we decide to drill may not yield oil or gas in commercially viable quantities.

We describe some of our current prospects and our plans to explore those prospects in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of oil or gas. Our prospects are in various stages of evaluation, ranging from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or gas will be present or, if present, whether oil or gas will be present in commercial quantities. In addition, because of the wide variance that results from different equipment used to test the wells, initial flowrates may not be indicative of sufficient oil or gas quantities in a particular field. The analogies we draw from available data from other wells, from more fully explored prospects, or from producing fields may not be applicable to our drilling prospects. We may terminate our drilling program for a prospect if results do not merit further investment.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2008, we had identified a drilling inventory of over 1,400 gross drilling locations. These scheduled drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs of oil field goods and services, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

We have been an early entrant into new or emerging plays. As a result, our drilling results in these areas are uncertain, and the value of our undeveloped acreage will decline and we may incur impairment charges if drilling results are unsuccessful.

While our costs to acquire undeveloped acreage in new or emerging plays have generally been less than those of later entrants into a developing play, our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Since new or emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected, and the value of our undeveloped acreage will decline if drilling results are unsuccessful. Furthermore, if drilling results are unsuccessful, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays. For example, during the fourth quarter of 2008, we recorded a $10.9 million non-cash charge for the partial impairment of unproved properties in the central Utah Hingeline play. We may also incur such impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken. Additionally, our rights to develop a portion of our undeveloped acreage may expire if not successfully developed or renewed. Out of a total of 892,130 gross (420,776 net) undeveloped acreage as of December 31, 2008, the portion that is subject to expiration over the next three years, if not successfully developed or renewed, is approximately 17% in 2009, 16% in 2010, and 16% in 2011.

Our use of enhanced recovery methods creates uncertainties that could adversely affect our results of operations and financial condition.

One of our business strategies is to commercially develop oil reservoirs using enhanced recovery technologies. For example, we inject water and CO2 into formations on some of our properties to increase the production of oil and natural gas. The additional production and reserves attributable to the use of these enhanced recovery methods are inherently difficult to predict. If our enhanced recovery programs do not allow for the extraction of oil and gas in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected. Additionally, our ability to utilize CO2 as an enhanced recovery technique is subject to our ability to obtain sufficient quantities of CO2. Under our CO2 contracts, if the supplier suffers an inability to deliver its contractually required quantities of CO2 to us and other parties with whom it has CO2 contracts, then the supplier may reduce the amount of CO2 on a pro rata basis it provides to us and such other parties. If this occurs, we may not have sufficient CO2 to produce oil and natural gas in the manner or to the extent that we anticipate. These contracts are also structured as “take-or-pay” arrangements, which require us to continue to make payments even if we decide to terminate or reduce our use of CO2 as part of our enhanced recovery techniques.

The development of the proved undeveloped reserves in the North Ward Estes and Postle fields may take longer and may require higher levels of capital expenditures than we currently anticipate.

As of December 31, 2008, undeveloped reserves comprised 46.5% of the North Ward Estes field’s total estimated proved reserves and 16.8% of the Postle field’s total estimated proved reserves. To fully develop these reserves, we expect to incur future development costs of $410.1 million at the North Ward Estes field and $84.5 million at the Postle field as of December 31, 2008. Together, these fields encompass 58% of our total estimated future development costs of $857.1 million related to proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. In addition, the development of these reserves will require the use of enhanced recovery techniques, including water flood and CO2 injection installations, the success of which is less predictable than traditional development techniques. Therefore, ultimate recoveries from these fields may not match current expectations.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties.

Accounting rules require that we review periodically the carrying value of our oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, which may include depressed oil and natural gas prices, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves referred to in this prospectus supplement.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, exploration and development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves referred to in this prospectus supplement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our proved reserves, as referred to in this prospectus supplement, is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If natural gas prices decline by $0.10 per Mcf, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2008 would have decreased from $1,376.4 million to $1,366.0 million. If oil prices decline by $1.00 per Bbl, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2008 would have decreased from $1,376.4 million to $1,326.1 million.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations, cash flows and business prospects.

As of May 31, 2009, we had $670.0 million in borrowings and $2.8 million in letters of credit outstanding under Whiting Oil and Gas Corporation’s credit agreement with $427.2 million of available borrowing capacity, as well as $620.0 million of senior subordinated notes outstanding. We are permitted to incur additional indebtedness, provided we meet certain requirements in the indentures governing our senior subordinated notes and Whiting Oil and Gas Corporation’s credit agreement.

Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences for our operations, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage relative to other less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under Whiting Oil and Gas Corporation’s credit agreement may be at variable rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the acceleration of our repayment of outstanding debt. In addition, if we are in default under the agreements governing our indebtedness, we will not be able to pay dividends on our convertible preferred stock. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Moreover, the borrowing base limitation on Whiting Oil and Gas Corporation’s credit agreement is periodically redetermined based on an evaluation of our reserves. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to repay a portion of our debt under the credit agreement.

We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We may not be able to generate sufficient cash flow to pay the interest on our debt or future borrowings, and equity financings or proceeds from the sale of assets may not be available to pay or refinance such debt. The terms of our debt, including Whiting Oil and Gas Corporation’s credit agreement, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We may not be able to successfully complete any such offering, refinancing or sale of assets.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

The indentures governing our senior subordinated notes and Whiting Oil and Gas Corporation’s credit agreement contain various restrictive covenants that may limit our management’s discretion in certain respects. In particular, these agreements will limit our and our subsidiaries’ ability to, among other things:

•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

•	make loans to others;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	sell assets;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of the assets of us and our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates;

•	enter into hedging contracts;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

In addition, Whiting Oil and Gas Corporation’s credit agreement requires us, as of the last day of any quarter, (i) to not exceed a total debt to EBITDAX ratio (as defined in the credit agreement) for the last four quarters of 4.5 to 1.0 for quarters ending prior to and on September 30, 2010, 4.25 to 1.0 for quarters ending December 31, 2010 to June 30, 2011 and 4.0 to 1.0 for quarters ending September 30, 2011 and thereafter, (ii) to have a consolidated current assets to consolidated current liabilities ratio (as defined in the credit agreement) of not less than 1.0 to 1.0 and (iii) to not exceed a senior secured debt to EBITDAX ratio (as defined in the credit agreement) for the last four quarters of 2.75 to 1.0 for quarters ending prior to and on December 31, 2009 and 2.5 to 1.0 for quarters ending March 31, 2010 and thereafter. Also, the indentures under which we issued our senior subordinated notes restrict us from incurring additional indebtedness, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1. If we were in violation of this covenant, then we may not be able to incur additional indebtedness, including under Whiting Oil and Gas Corporation’s credit agreement. A substantial or extended decline in oil or natural gas prices may adversely affect our ability to comply with these covenants.

If we fail to comply with the restrictions in the indentures governing our senior subordinated notes or Whiting Oil and Gas Corporation’s credit agreement or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to make available further funds. Furthermore, if we are in default under the agreements governing our indebtedness, we will not be able to pay dividends on our convertible preferred stock.

Our exploration and development operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures through a combination of equity and debt issuances, bank borrowings and internally generated cash flows. We intend to finance future capital expenditures with cash flow from operations and existing financing arrangements. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under our bank credit agreement decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. There can be no assurance as to the availability or terms of any additional financing.

If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves.

Our acquisition activities may not be successful.

As part of our growth strategy, we have made and may continue to make acquisitions of businesses and properties. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. The following are some of the risks associated with acquisitions, including any completed or future acquisitions:

•	some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels;

•	we may assume liabilities that were not disclosed to us or that exceed our estimates;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures; and

•	we may issue additional equity or debt securities related to future acquisitions.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

In order to finance acquisitions of additional producing or undeveloped properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our risk profile. Additionally, significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain external funding for future acquisitions or other transactions or to obtain external funding on terms acceptable to us.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

Our business strategy includes a continuing acquisition program. From 2004 through 2008, we completed 13 separate acquisitions of producing properties with a combined purchase price of $1,823.8 million for estimated proved reserves as of the effective dates of the acquisitions of 226.9 MMBOE. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	timing of future development costs;

•	estimates of the costs and timing of plugging and abandonment; and

•	potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas, drilling and other oil and gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

The differential between the NYMEX or other benchmark price of oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we receive for our oil and natural gas production generally trade at a discount to the relevant benchmark prices such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. We cannot accurately predict oil and natural gas differentials. Increases in the differential between the benchmark price for oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells, and use of technology. Because we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Our use of 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. Thus, some of our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline. We often gather 3-D seismic data over large areas. Our interpretation of seismic data delineates for us those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, it would result in our having made substantial expenditures to acquire and analyze 3-D seismic data without having an opportunity to attempt to benefit from those expenditures.

Market conditions or operational impediments may hinder our access to oil and gas markets or delay our production.

In connection with our continued development of oil and gas properties, we may be disproportionately exposed to the impact of delays or interruptions of production from wells in these properties, caused by transportation capacity constraints, curtailment of production or the interruption of transporting oil and gas volumes produced. In addition, market conditions or a lack of satisfactory oil and gas transportation arrangements may hinder our access to oil and gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends substantially on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Additionally, entering into arrangements for these services exposes us to the risk that third parties will default on their obligations under such arrangements. Our failure to obtain such services on acceptable terms or the default by a third party on their obligation to provide such services could materially harm our business. We may be required to shut in wells for a lack of a market or because access to gas pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our oil and gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities, and concentration of materials that can be released into the environment in connection with drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas; and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed. Federal law and some state laws also allow the government to place a lien on real property for costs incurred by the government to address contamination on the property.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly material handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well as those of the oil and gas industry in general. For instance, recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases”, including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. In response to such studies, President Obama has expressed support for, and it is anticipated that the current session of Congress will consider legislation to regulate emissions of greenhouse gases. In addition, more than one-third of the states, either individually or through multi-state regional initiatives, have already taken legal measures to reduce emission of these gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. The Court’s holding in Massachusetts that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” may also result in future regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. As a result of the Massachusetts decision, in April 2009, the EPA published a Proposed Endangerment and Cause or Contribute Findings for Greenhouse Gases Under the Clean Air Act. New legislation or regulatory programs that restrict emissions of greenhouse gases in areas where we operate could adversely affect our operations by increasing costs. The cost increases would result from the potential new requirements to install additional emission control equipment and by increasing our monitoring and record-keeping burden.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and results of operations.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, exploit, find or acquire additional reserves to replace our current and future production.

The loss of senior management or technical personnel could adversely affect us.

To a large extent, we depend on the services of our senior management and technical personnel. The loss of the services of our senior management or technical personnel, including James J. Volker, our Chairman, President and Chief Executive Officer; James T. Brown, our Senior Vice President; Rick A. Ross, our Vice President, Operations; Peter W. Hagist, our Vice President, Permian Operations; J. Douglas Lang, our Vice President, Reservoir Engineering/Acquisitions; David M. Seery, our Vice President of Land; Michael J. Stevens, our Vice President and Chief Financial Officer; or Mark R. Williams, our Vice President, Exploration and Development, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis or within our budget.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Competition in the oil and gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Our use of oil and natural gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in our net income.

We enter into hedging transactions of our oil and natural gas production to reduce our exposure to fluctuations in the price of oil and natural gas. Our hedging transactions to date have consisted of financially settled crude oil and natural gas forward sales contracts, primarily costless collars, placed with major financial institutions. As of April 1, 2009, we had contracts, which include our 24.2% share of the Whiting USA Trust I hedges, covering the sale for the remainder of 2009 of between 489,190 and 529,808 barrels of oil per month and between 134,874 and 138,706 MMBtu of natural gas per month. All our oil hedges will expire by November 2013, and all our natural gas hedges will expire by December 2012. See “Quantitative and Qualitative Disclosure about Market Risk” in our Form 10-Q for the Quarter ended March 31, 2009 for pricing and a more detailed discussion of our hedging transactions.

We may in the future enter into these and other types of hedging arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas, or alternatively, we may decide to unwind or restructure the hedging arrangements we previously entered into. Hedging transactions expose us to risk of financial loss in some circumstances, including if production is less than expected, the other party to the contract defaults on its obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. Hedging transactions may limit the benefit we may otherwise receive from increases in the price for oil and natural gas. Furthermore, if we do not engage in hedging transactions or unwind hedging transaction we previously entered into, then we may be more adversely affected by declines in oil and natural gas prices than our competitors who engage in hedging transactions. Additionally, hedging transactions may expose us to cash margin requirements.

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

In May 2009, President Obama’s Administration released revenue proposals in “General Explanations of the Administration’s Fiscal 2010 Revenue Proposals” that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. In April 2009, the Oil Industry Tax Break Repeal Act of 2009, or the Senate Bill, was introduced in the Senate and includes many of the proposals outlined in the revenue proposals. It is unclear whether any such changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the revenue proposals, the Senate Bill or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively impact our financial condition and results of operations.

Risks Relating to the Convertible Preferred Stock

The convertible preferred stock ranks junior to all of our liabilities.

In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the convertible preferred stock, including the conversion of your shares of the convertible preferred stock into cash, if we so elect, upon a fundamental change, only after all of our indebtedness and other liabilities have been paid. The rights of holders of the convertible preferred stock to participate in the distribution of our assets will rank junior to the prior claims of our creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding. We may incur substantial amounts of additional debt and other obligations that will rank senior to the convertible preferred stock.

As a holding company, we rely on payments from our operating subsidiaries in order for us to make dividend payments on the convertible preferred stock.

Whiting Petroleum Corporation is a holding company with no significant operations of its own. Because our operations are conducted through our operating subsidiaries, we depend on dividends, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may be a party.

We may not be able to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.

The indentures governing our senior subordinated notes and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock. Specifically, under the indentures governing our senior subordinated notes, we may pay cash dividends and make other distributions on or in respect of our capital stock, including the convertible preferred stock, only if our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1 and certain other financial tests are met. In addition, under the indentures governing our senior subordinated notes and our credit agreement, we may not pay dividends on the convertible preferred stock if we are in default under our indentures or credit agreement. In the event that the indentures governing our senior subordinated notes or other financing agreements in the future restrict our ability to pay cash dividends on the convertible preferred stock, we will be unable to pay cash dividends on the convertible preferred stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the convertible preferred stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the convertible preferred stock, we may not have sufficient cash to pay dividends on the convertible preferred stock.

Our ability to pay dividends on the convertible preferred stock in shares of our common stock may be limited by the number of shares of common stock we are authorized to issue under our certificate of incorporation. As of March 31, 2009, we had issued 51,352,981 shares of our common stock out of 75,000,000 authorized shares under our certificate of incorporation.

Since we are not obligated to declare or pay dividends, we do not intend to do so to the extent we are restricted. No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

The price of our common stock, and therefore of the convertible preferred stock, may fluctuate significantly, which may make it difficult for you to resell the convertible preferred stock, or common stock issuable pursuant to the terms thereof, when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange has historically fluctuated significantly. We expect that the market price of our common stock will continue to fluctuate. Because the convertible preferred stock is convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the convertible preferred stock. Holders who receive common stock pursuant to the terms of the convertible preferred stock will also be subject to the risk of volatility and depressed prices.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. The following factors could affect our stock price:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•     general market conditions, including fluctuations in commodity prices; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Market interest rates may affect the value of our convertible preferred stock.

One of the factors that will influence the price of our convertible preferred stock will be the dividend yield on our convertible preferred stock relative to market interest rates. An increase in market interest rates could cause the market price of convertible preferred stock to go down. The trading price of the shares of our convertible preferred stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	government action or regulation;

•	general economic conditions or conditions in the financial markets; and

•	our financial condition, performance and prospects.

We may issue additional series of preferred stock that rank equally to the convertible preferred stock as to dividend payments and liquidation preference.

Our certificate of incorporation and the certificate of designation for the convertible preferred stock do not prohibit us from issuing additional series of preferred stock that would rank equally to the convertible preferred stock as to dividend payments and liquidation preference. After accounting for the 3,000,000 shares (3,450,000 shares if the underwriters’ option to purchase additional shares is exercised in full) of the convertible preferred stock offered for sale pursuant to this prospectus supplement and prospectus and the 1,500,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, our certificate of incorporation provides that we have the authority to issue a remaining 500,000 shares (50,000 shares if the underwriters’ option to purchase additional shares is exercised in full) of preferred stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the convertible preferred stock in the event of our liquidation. It may also reduce dividend payments on the convertible preferred stock if we do not have sufficient funds to pay dividends on all convertible preferred stock outstanding and outstanding parity preferred stock. Future issuances of preferred stock may adversely affect the market price for our common stock. Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

If you hold shares of our convertible preferred stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold shares of our convertible preferred stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your shares of convertible preferred stock and, in certain cases, under the conversion rate adjustments applicable to our convertible preferred stock. For example, in the event that an amendment is proposed to our charter requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have sufficient earnings and profits in order for distributions on the convertible preferred stock to be treated as dividends.

The dividends payable by us on the convertible preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the convertible preferred stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable to certain other holders. See “Certain U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of Convertible Preferred Stock or Common Stock.”

The additional shares of our common stock payable on our convertible preferred stock in connection with a fundamental change may not adequately compensate you for the lost option time value of your shares of our convertible preferred stock as a result of such fundamental change.

If a fundamental change occurs, you may be entitled to receive, in certain circumstances, in addition to the number of shares equal to the applicable conversion rate, an additional number of shares upon conversion as described under “Description of Preferred Stock — Determination of Make-Whole Premium.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change becomes effective, and the price paid per share of common stock in the fundamental change transaction as described under “Description of Preferred Stock — Special Rights Upon a Fundamental Change.” While the additional shares of our common stock upon conversion is designed to compensate you for the lost option time value of your shares of convertible preferred stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss.

An active trading market for the convertible preferred stock does not exist and may not develop.

The convertible preferred stock are new issues of securities with no established trading market. Although we have been approved to list the convertible preferred stock on the New York Stock Exchange subject to official notice of issuance, we cannot assure you that the convertible preferred stock will be approved for listing or that a trading market will exist for those securities. Listing of the convertible preferred stock on the New York Stock Exchange does not guarantee that a trading market for the convertible preferred stock will develop or, if a trading market for the convertible preferred stock does develop, the depth or liquidity of that market or the ability of the holders to sell their convertible preferred stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the convertible preferred stock.

Except as described under “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock upon conversion of the convertible preferred stock or other issuances of our common stock or convertible securities, including outstanding options, or otherwise will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the convertible preferred stock, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the convertible preferred stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible preferred stock as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the convertible preferred stock.

We have no plans to pay dividends on our common stock. You may not receive funds without selling the shares of common stock that you receive upon conversion of the convertible preferred stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, the agreements governing our indebtedness limit our ability to pay dividends on our common stock.

Provisions in our organizational documents, our rights agreement and Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock and therefore of the convertible preferred stock.

The existence of our rights agreement and some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock and therefore of the convertible preferred stock. The provisions in our certificate of incorporation and by-laws that could delay or prevent an unsolicited change in control of our company include a staggered board of directors, board authority to issue preferred stock, advance notice provisions for director nominations or business to be considered at a stockholder meeting and supermajority voting requirements. Our rights agreement provides each share of common stock, including shares offered through this prospectus supplement, the right to purchase one-hundredth of a share of our Series A Junior Participating Preferred Stock, which is exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. The rights have certain anti-takeover effects, in that they could have the effect of delaying or preventing a change in control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors. In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See “Description of Capital Stock — Preferred Stock,” “Description of Capital Stock — Preferred Share Purchase Right” and “Description of Capital Stock — Delaware Anti-Takeover Law and Charter and By-law Provisions” in the accompanying prospectus.

USE OF PROCEEDS

We will receive estimated net proceeds of approximately $290.5 million from our sale of 3,000,000 shares of our convertible preferred stock in this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. If the underwriters’ exercise their overallotment option in full, we will receive estimated net proceeds of approximately $334.2 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering to repay a portion of the debt outstanding under our credit agreement. The amounts repaid under the credit agreement will be available for us to reborrow in the future. Borrowings under our credit agreement were incurred to fund capital expenditures for development and exploration. Such borrowings currently bear interest at the rate of 3.0%, mature in April 2012 and totaled $670.0 million as of May 31, 2009.

Affiliates of certain of the underwriters are lenders under our credit facility, and accordingly, will receive a substantial portion of the proceeds from this offering in the form of the repayment of borrowings under such facility. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009

•	on an actual basis; and

•	on an as adjusted basis giving effect to (i) the sale of 3,000,000 shares of our convertible preferred stock in this offering, after deducting the underwriting discount and estimated offering expenses and the application of the estimated net proceeds of this offering as described under “Use of Proceeds” and (ii) the receipt of $107.3 million pursuant to the June 4, 2009 closing of the transaction involving the Sanish field transaction as described under “Prospectus Supplement Summary — Recent Developments — Sanish Field Transaction” and the application of such proceeds to repay a portion of the debt outstanding under our credit agreement.

You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2009
		As Adjusted for
		this Offering and
		the Sanish Field
	Actual	Transaction(1)
	(In thousands)

Cash and cash equivalents	$7,013	$7,013

Long-term debt
Credit agreement(2)	$570,000	$172,200
Senior subordinated notes	619,556	619,556

Total long-term debt	1,189,556	791,756
Stockholders’ equity:
6.25% convertible perpetual preferred stock, $0.001 par value; no shares authorized, issued or outstanding (actual); 3,000,000 shares authorized, issued and outstanding (as adjusted); aggregate liquidation preference of $300,000,000	—	3
Common stock, $0.001 par value; 75,000,000 shares authorized, 51,352,981 shares issued	51	51
Additional paid-in capital	1,206,227	1,496,724
Accumulated other comprehensive income	36,535	36,535
Retained earnings	776,408	776,408

Total stockholders’ equity	2,019,221	2,309,721

Total capitalization	$3,208,777	$3,101,477

(1)	Assumes that the underwriters will not exercise their option to purchase additional shares of our convertible preferred stock in this offering. If the underwriters exercise their option in full, then we will issue and sell an additional 450,000 shares of our convertible preferred stock in this offering, and we will use the additional net proceeds of $43.7 million, after deducting the underwriting discount, to repay a portion of the debt outstanding under our credit agreement.

(2)	As of May 31, 2009, borrowings under our credit agreement totaled $670.0 million.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratios of consolidated earnings to fixed charges and preferred stock dividends for the periods presented.

			Years Ended December 31,
	Quarter Ended March 31, 2009		2008 Pro
	Pro Forma(3)	Actual	Forma(3)		2008		2007		2006		2005		2004

Ratio of earnings to fixed charges and preferred stock dividends(1)(2)(3)	—	—	5.48	x	6.92	x	3.65	x	4.14	x	5.64	x	8.01x

(1)	For purposes of calculating the ratio of consolidated earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense. We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the historical periods presented in the table. For purposes of the pro forma calculations, preferred stock dividends were equal to the pre-tax earnings that would be required to cover the dividend requirements.

(2)	For the three months ended March 31, 2009, earnings were inadequate to cover fixed charges and preferred stock dividends, and the ratio of earnings to fixed charges and preferred stock dividends therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges and preferred stock dividends to equal 1.00x (one-to-one coverage) was $70.6 million for the three months ended March 31, 2009 and $76.5 million for the three months ended March 31, 2009 on a pro forma basis.

(3)	The pro forma ratio of earnings to fixed charges and preferred stock dividends were calculated on a pro forma basis after giving effect to the issuance of the convertible preferred stock offered hereby and the use of proceeds therefrom to reduce outstanding debt, and assumes that the underwriters will not exercise their option to purchase additional shares of our convertible preferred stock in this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under symbol “WLL”. The following table shows the high and low sale prices for our common stock for the periods presented.

	High	Low

2009
Second Quarter (Through June 17, 2009)	$49.94	$24.54
First Quarter (Ended March 31, 2009)	$44.99	$19.26
2008
Fourth Quarter (Ended December 31, 2008)	$69.58	$24.36
Third Quarter (Ended September 30, 2008)	$112.42	$62.09
Second Quarter (Ended June 30, 2008)	$108.53	$63.07
First Quarter (Ended March 31, 2008)	$66.19	$44.60
2007
Fourth Quarter (Ended December 31, 2007)	$59.06	$44.09
Third Quarter (Ended September 30, 2007)	$45.14	$35.85
Second Quarter (Ended June 30, 2007)	$47.50	$38.71
First Quarter (Ended March 31, 2007)	$46.04	$35.81

On June 17, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $36.95 per share.

As of May 15, 2009, there were 737 stockholders of record.

We have not paid any dividends since we were incorporated in July 2003. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. The agreements governing our indebtedness contain restrictions on our ability to declare and pay cash dividends. Under the indentures governing our senior subordinated notes, we may pay cash dividends on our capital stock, including the convertible preferred stock, only if our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1 and certain other financial tests are met. In addition, if we are in default under the agreements governing our indebtedness, we will not be able to pay dividends on our convertible preferred stock.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation of our 6.25% convertible perpetual preferred stock (which we refer to as the “Convertible Preferred Stock”). The certificate of designation will be filed as an exhibit on a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus supplement and accompanying prospectus are a part. The following summary of the terms of Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation. As used in this section, the terms “we,” “us” or “our” refer to Whiting Petroleum Corporation and not any of its subsidiaries.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have designated 1,500,000 shares of preferred stock as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Preferred”), which may be issued upon the exercise of our preferred share purchase rights. We currently have no outstanding shares of preferred stock. At the consummation of this offering, we will issue 3,000,000 shares of Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 450,000 additional shares to cover overallotments. The series of Convertible Preferred Stock is limited to 3,000,000 shares (or up to 3,450,000 shares in the event the underwriters exercise their option). Please read “Description of Capital Stock” in the accompanying prospectus.

When issued, the Convertible Preferred Stock and any common stock issued upon the conversion of the Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of ours of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Convertible Preferred Stock and common stock is Computershare Trust Company, N.A.

The Convertible Preferred Stock is subject to mandatory conversion, as described below in “— Mandatory Conversion,” but is not redeemable by us.

Ranking

The Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to all classes of our common stock, the Series A Junior Preferred and each other class of capital stock or series of preferred stock established after the original issue date of the Convertible Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”).

While any shares of Convertible Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock. Without the consent of any holder of Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “— Voting Rights” below.

Dividends

Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.25% per share on the liquidation preference of $100 per share of Convertible Preferred Stock (equivalent to $6.25 per annum per share). Dividends on the Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, from June 23, 2009. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock as provided below under “— Method of Payment of Dividends.” Dividends will be payable to holders of record as they appear on our stock register on the March 1, June 1, September 1 and December 1 immediately preceding each Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Convertible Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Convertible Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends with respect to the Convertible Preferred Stock may be limited by the terms of the agreements governing our indebtedness and may be limited by applicable Delaware law. In addition, our ability to declare and pay dividends on the Convertible Preferred Stock in shares of our common stock may be limited by applicable Delaware law. See “Risk Factors — Risks Related to the Convertible Preferred Stock — We may not be able to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Convertible Preferred Stock:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and our common stock.

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the Market Value (as defined below under “— Conversion Price Adjustment”) as determined on the second Trading Day (as defined below under — “Mandatory Conversion”) immediately prior to the Record Date for such dividend.

We will make each dividend payment on the Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 15 business days prior to the Record Date for such dividend.

Notwithstanding the above, we may not pay any portion of a dividend on the Convertible Preferred Stock by delivery of common stock unless (i) the common stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference of $100 per share, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Convertible Preferred Stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

If dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Convertible Preferred Stock will be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation by merger or otherwise that would affect adversely the rights of holders of the Convertible Preferred Stock. The certificate of designation will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Convertible Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Convertible Preferred Stock. Furthermore, the holders of Convertible Preferred Stock will not be entitled to vote with respect to any merger or similar transaction where the provisions described in “— Recapitalizations, Reclassifications and Changes in our Common Stock” are complied with if such transaction does not otherwise amend the terms of the Convertible Preferred Stock in a manner that would affect adversely the rights of holders of the Convertible Preferred Stock.

In all cases in which the holders of Convertible Preferred Stock shall be entitled to vote, each share of Convertible Preferred Stock shall be entitled to one vote.

Conversion Rights

Each share of Convertible Preferred Stock will be convertible, at any time, at the option of the holder thereof into a number of shares of our common stock equal to $100 divided by the Conversion Price at the time of conversion. The initial “Conversion Price” is $43.4163, and is subject to adjustment as described below. Based on the initial Conversion Price, each share of Convertible Preferred Stock is convertible into 2.3033 shares of our common stock. All shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act of 1933 (other than by our affiliates) and such shares will be eligible for receipt in global form through the facilities of the Depository Trust Company (“DTC”).

The holders of shares of Convertible Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Convertible Preferred Stock on a Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Convertible Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Conversion Procedures

On the date of any conversion at the option of the holders, if a holder’s interest is a beneficial interest in a global certificate representing Convertible Preferred Stock, the holder must comply with DTC’s procedures for converting a beneficial interest in a global security.

If a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Convertible Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay any stock transfer, documentary, stamp or similar taxes not payable by us; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Convertible Preferred Stock is initially the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Convertible Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent. Such delivery will be made as promptly as practicable, but in no event later than three business days following the conversion date.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Convertible Preferred Stock.

Mandatory Conversion

At any time on or after June 15, 2013, we may at our option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into that number of shares of common stock for each share of Convertible Preferred Stock equal to $100 divided by the then-prevailing Conversion Price, if the Closing Sale Price of our common stock equals or exceeds 120% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “Trading Day” means a “business day.”

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Convertible Preferred Stock. The conversion date will be a date selected by us (which we refer to as the “Mandatory Conversion Date”) and will be no more than 10 days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the Mandatory Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Convertible Preferred Stock; and

•	that dividends on the Convertible Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Convertible Preferred Stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Convertible Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Convertible Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid.

In addition to the mandatory conversion provision described above, if there are fewer than 300,000 shares of Convertible Preferred Stock outstanding, we may, at any time on or after June 15, 2013, at our option, cause all such outstanding shares of the Convertible Preferred Stock to be automatically converted into that number of shares of common stock equal to $100 divided by the lesser of the then-prevailing Conversion Price and the Market Value as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided, however, that (1) the Mandatory Conversion Date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of Convertible Preferred Stock.

No Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion of the Convertible Preferred Stock, whether voluntary or mandatory, or in respect of dividend payments on the Convertible Preferred Stock made in common stock. Instead, we may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of shares of common stock to be issued to any particular holder upon conversion or in respect of dividend payments will be rounded up to the nearest whole share.

Conversion Price Adjustment

The Conversion Price shall be subject to the following adjustments (except as provided below):

(1) If we pay a dividend (or other distribution) in shares of common stock to all holders of our common stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1

OS0

where

OS0	=	the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution; and
OS1	=	the sum of (A) the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of common stock constituting such dividend.

(2) If we subdivide, combine or reclassify our shares of common stock into a greater or lesser number of shares of common stock, then the Conversion Price in effect immediately following the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1

OS0

where

OS0	=	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and
OS1	=	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.

(3) If we issue to all holders of shares of our common stock rights, options or warrants entitling them, for a period of not more than 60 days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of common stock at less than the Market Value (as defined below) determined on the Ex-Date (as defined below) for such issuance, then the Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X

OS0 + Y

where

OS0	=	the number of shares of common stock outstanding at the close of business on the record date for such issuance;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of common stock, any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by our board of directors) shall be taken into account.

(4) If we make a distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash that is distributed in a transaction or as part of a spin-off, (b) any dividend or distribution, in connection with our liquidation, dissolution, or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then, in each event, the Conversion Price in effect immediately following the record date for such distribution shall be divided by the following fraction:

SP0

SP0 − C

where

SP0	=	the average Closing Sale Price of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend; and
C	=	the cash amount per share of common stock of the dividend.

In the event that a dividend described in this clause (4) is not so made, the Conversion Price shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend, to the Conversion Price that would then be in effect if such dividend had not been declared.

(5) If we or any of our subsidiaries successfully complete a tender or exchange offer for the common stock that involves the payment of consideration with a value per share of common stock exceeding the average Closing Sale Price of the common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the Conversion Price in effect at the close of business on the last Trading Day of such period shall be divided by the following fraction:

AC + (SP0 x OS1)

OS0 x SP0

where

SP0	=	the average Closing Sale Price of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;
OS0	=	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “Purchased Shares”);
OS1	=	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares; and
AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we, or one of our subsidiaries, is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we, or such subsidiary, are permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding paragraph, if the application of this clause (5) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

(6) If we distribute to all holders of shares of common stock evidences of indebtedness, shares of capital stock (other than common stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (1) or (4) above; any rights or warrants referred to in clause (3) above; any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0

SP0 − FMV

where

SP0	=	the Closing Sale Price per share of common stock on the Trading Day immediately preceding the Ex-Date; and
FMV	=	the fair market value of the portion of the distribution applicable to one share of common stock on the Trading Day immediately preceding the Ex-Date as determined by our board of directors.

In a spin-off, where we make a distribution to all holders of shares of our common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price shall be adjusted on the fourteenth Trading Day after the effective date of the distribution by dividing such Conversion Price in effect immediately prior to such fourteenth Trading Day by the following fraction:

MP0 + MPS

MP0

where

MP0	=	the average of the Closing Sale Price of the common stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and
MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock on such date as determined by our board of directors.

In the event that such distribution described in this clause (6) is not so made, the Conversion Price shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

The term “Market Value” means the average of the per share volume-weighted average prices of our common stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WLL.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The term “Ex-Date,” when used with respect to any issuance or distribution, on the common stock or any other securities, means the first date on which the common stock or such other securities trade without the right to receive such issuance or distribution.

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price; provided that on the date of an optional conversion (including any conversion in connection with a fundamental change) or the date of a mandatory conversion, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the Conversion Price, we shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

Rights or warrants distributed by us to all holders of common stock entitling the holders thereof to subscribe for or purchase shares of our capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of common stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of common stock, shall be deemed not to have been distributed (and no adjustment to the Conversion Price will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made in accordance with clause (6) above. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of common stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that we have a rights plan or agreement in effect upon conversion of the Convertible Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Convertible Preferred Stock the holder will receive, in addition to the common stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, we may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Convertible Preferred Stock the holders will receive, in addition to the common stock issuable upon such conversion, the rights that would have attached to such common stock if the Trigger Event had not occurred under such applicable stockholder rights plan or agreement.

No adjustment to the Conversion Price will be made with respect to any distribution or other transaction described above if holders of the Convertible Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of shares of common stock issuable upon conversion of the Convertible Preferred Stock immediately prior to such event, without having to convert their Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each share of Convertible Preferred Stock will, without the consent of any holder of Convertible Preferred Stock, be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have received in respect of common stock issuable upon conversion of such shares immediately prior to such transaction (the “reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction the reference property into which the Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types of consideration received by holders of our common stock who affirmatively make such an election. The certificate of designation will provide that we may not become a party to any such transaction unless its terms are consistent with the foregoing.

Special Rights Upon a Fundamental Change

We must give notice of each fundamental change (as defined below) to all record holders of the Convertible Preferred Stock, by the later of 20 business days prior to the anticipated effective date of the fundamental change and the first public disclosure by us of the anticipated fundamental change. If a holder converts its Convertible Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date, the holder will automatically receive a number of shares of our common stock equal to the greater of:

•	(i) a number of shares of our common stock, as described under “— Conversion Rights” and subject to adjustment as described under “— Conversion Price Adjustment” (with such adjustment or cash payment for fractional shares as we may elect, as described under “— No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “— Determination of the Make-Whole Premium”; and

•	a number of shares of our common stock calculated by reference to an adjusted Conversion Price equal to the greater of (i) the Market Value as of the effective date of a fundamental change and (ii) $24.63.

The foregoing provisions shall only be applicable with respect to conversions effected at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date. In lieu of issuing the number of shares of common stock issuable upon conversion pursuant to the foregoing provisions, we may, at our option, make a cash payment equal to the Market Value for each such share of common stock otherwise issuable upon conversion or determined for the period ending on the effective date. Our notice of fundamental change will indicate if we will issue stock or pay cash upon conversion.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions) other than us or any of our subsidiaries, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of all classes of our voting stock;

(2) we consolidate with, or merge with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person (other than a direct or indirect wholly owned subsidiary of ours), other than:

(a) any transaction pursuant to which the holders of our capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

(b) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3) the first day on which a majority of the members of our board of directors does not consist of “Continuing Directors”;

(4) we approve a plan of liquidation or dissolution; or

(5) our common stock ceases to be listed on a national or regional securities exchange or quoted on the New York Stock Exchange or an over-the-counter market in the United States.

“Continuing Directors” means (i) individuals who on the date of original issuance of the Convertible Preferred Stock constituted our board of directors or (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof) who were either directors on the date of original issuance of the Convertible Preferred Stock or whose election or nomination for election was previously so approved.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Convertible Preferred Stock become convertible into such common stock.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Determination of the Make-Whole Premium

If you elect to convert your shares of Convertible Preferred Stock upon the occurrence of a fundamental change, in certain circumstances, you will be entitled to receive, in addition to a number of shares of common stock issuable upon conversion based on the Conversion Price, an additional number of shares of common stock per share of Convertible Preferred Stock (the “additional shares” or the “make-whole premium”) upon conversion as described below.

We must give notice to all holders and to the conversion agent no later than the date of such fundamental change. Holders may surrender their shares of Convertible Preferred Stock for conversion and receive the additional shares described below only with respect to shares surrendered for conversion from and after the opening of business on the Trading Day immediately following the effective date of such fundamental change until the close of business on the 30th Trading Day following such effective date.

The number of additional shares will be determined by reference to the table below, based on the date on which the fundamental change becomes effective (the “effective date”) and the stock price (as defined below). If holders of our common stock receive only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sale Prices of our common stock on the five Trading Days prior to but not including the effective date of the transaction constituting a fundamental change.

The following table sets forth the stock price paid, or deemed paid, per share of our common stock in a transaction that constitutes the fundamental change, the effective date and the make-whole premium (expressed as a number of additional shares) to be paid upon a conversion in connection with a fundamental change:

	Stock Price(1)
Effective Date	$36.95	$40.00	$43.00	$48.00	$52.00	$56.00	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00

June 23, 2009	0.4030	0.3723	0.3464	0.3103	0.2864	0.2660	0.2482	0.2128	0.1862	0.1655	0.1489	0.1191	0.0973
June 15, 2010	0.4030	0.3607	0.3279	0.2897	0.2595	0.2372	0.2195	0.1849	0.1595	0.1399	0.1242	0.0960	0.0772
June 15, 2011	0.4030	0.2948	0.2609	0.2254	0.1966	0.1771	0.1633	0.1372	0.1187	0.1044	0.0931	0.0727	0.0591
June 15, 2012	0.4030	0.2291	0.1865	0.1491	0.1156	0.0972	0.0878	0.0726	0.0626	0.0549	0.0488	0.0377	0.0305
June 15, 2013 and thereafter	0.4030	0.1967	0.1443	0.0900	0.0203	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(1)	The stock prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Convertible Preferred Stock is adjusted in the same proportion as the Conversion Price is so adjusted and in such event, the number of additional shares of common stock shall be adjusted in inverse proportion to the adjustment to the Conversion Price.

The exact stock price and effective date may not be set forth on the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock price) no make-whole premium will be paid, and

•	if the stock price is less than or equal to $36.95 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Book-Entry, Delivery and Form

We will initially issue the Convertible Preferred Stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the Depository Trust Company (the “Depositary”) and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of Convertible Preferred Stock that are issued as described below under “— Certificated Convertible Preferred Stock” will be issued in definitive form. Upon the transfer of Convertible Preferred Stock in definitive form, such Convertible Preferred Stock will, unless the global securities have previously been exchanged for Convertible Preferred Stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of Convertible Preferred Stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“direct participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the Convertible Preferred Stock represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters of such Convertible Preferred Stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

To facilitate subsequent transfers, all Convertible Preferred Stock deposited by direct participants with the Depositary are registered in the name of its nominee. The deposit of Convertible Preferred Stock with the Depositary and its registration in the name of the Depositary’s nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Convertible Preferred Stock; the Depositary’s records reflect only the identity of the direct participants to whose accounts such Convertible Preferred Stock is credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Purchases of Convertible Preferred Stock under the Depositary system must be made by or through direct participants, which will receive a credit for the shares on the Depositary’s records. The ownership interest of each actual purchaser of each share is in turn to be recorded on the direct and indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Convertible Preferred

Stock are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Convertible Preferred Stock evidenced by the global certificates for all purposes of such Convertible Preferred Stock and the certificate of designation. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Convertible Preferred Stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Convertible Preferred Stock in definitive form and will not be considered to be the owner or holder of any Convertible Preferred Stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Convertible Preferred Stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants, or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning the Depositary and its book-entry system has been obtained from sources that we believe to reliable, but we take no responsibility for its accuracy.

Certificated Convertible Preferred Stock

Subject to certain conditions, the Convertible Preferred Stock represented by the global securities is exchangeable for certificated Convertible Preferred Stock in definitive form of like tenor as such Convertible Preferred Stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we, in our discretion, at any time determine not to have all of the Convertible Preferred Stock represented by the global securities. Any Convertible Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Convertible Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations and, in the case of non-U.S. holders (as defined below), estate tax considerations, relevant to the purchase, ownership, disposition, and conversion of the convertible preferred stock and the ownership and disposition of any common stock received as dividends on the convertible preferred stock or upon conversion of the convertible preferred stock. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of convertible preferred stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, persons that at any time own more than 5% of the aggregate fair market value of the convertible preferred stock, dealers in securities or commodities, regulated investment companies, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, U.S. holders whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, non-U.S. holders that are “controlled foreign corporations” or “passive foreign investment companies”, persons that will hold our convertible preferred stock or common stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction, or persons deemed to sell convertible preferred stock under the constructive sale provisions of the Code. This summary is limited to taxpayers who will hold our convertible preferred stock and any common stock received in respect thereof as “capital assets” (generally, property held for investment).

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion, and disposition of our convertible preferred stock and common stock.

Consequences to U.S. Holders of Convertible Preferred Stock or Common Stock

The discussion in this section is addressed to a holder of our convertible preferred stock and common stock received in respect thereof that is a U.S. holder for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of convertible preferred stock or common stock and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident in the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the Unites States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

Dividends.  Distributions with respect to our convertible preferred stock and our common stock (other than certain stock distributions) will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of distributions with respect to our convertible preferred stock or common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such convertible preferred stock or common stock, as the case may be, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, under current law distributions constituting dividends received by non-corporate holders prior to January 1, 2011 in respect of our convertible preferred stock and common stock generally are subject to tax at the long-term capital gain rate (currently a maximum rate of 15%, but scheduled to increase to ordinary income tax rates beginning January 1, 2011). Subject to similar exceptions for short-term and hedged positions, distributions on our convertible preferred stock and common stock constituting dividend income paid to holders that are U.S. corporations will qualify for the dividends received deduction. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. A U.S. holder should consult its own tax adviser regarding the availability of the 15% dividend tax rate or the dividends received deduction, as applicable, in the light of its particular circumstances.

Common Stock Distributions on the Convertible Preferred Stock.  If we pay a distribution on the convertible preferred stock in the form of common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “— Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the common stock distributed to a holder on that date. A holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such holder’s holding period for such common stock will begin on the day following the distribution date.

Sale or Other Disposition.  A. U.S. holder will generally recognize capital gain or loss on a sale or exchange of our convertible preferred stock or common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, if any, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are taxed at a preferred rate, currently a maximum 15% rate (but that rate is scheduled to increase to ordinary income tax rates beginning January 1, 2011). The deductibility of capital losses is subject to limitations.

If, following a fundamental change, a U.S. holder of the convertible preferred stock exercises the option described in “Description of Preferred Stock — Special Rights Upon a Fundamental Change” and we elect to satisfy the exercise by a payment in cash, the transaction will generally be treated as a redemption for U.S. federal income tax purposes. In the case of a redemption of our convertible preferred stock in this circumstance for cash, a redeemed U.S. holder will generally recognize capital gain or loss if the redemption meets at least one of the following requirements, as determined for federal income tax purposes: (i) the redemption is “not essentially equivalent to a dividend”, (ii) the redemption results in a “complete termination” of the holder’s interest in our stock (preferred and common), or (iii) the redemption is “substantially disproportionate” with respect to the holder of convertible preferred stock. If the redemption satisfies any of these requirements, the redemption will be treated as a sale or exchange of the convertible preferred stock and such holder will recognize capital gain or loss (as described in the preceding paragraph). If the redemption does not satisfy any of these requirements, the holder will be treated as having received a distribution on such stock (in an amount that generally will be equal to the amount of cash received in the redemption) with the general consequences described in “— Dividends” above.

In certain cases, a redeemed U.S. holder may be treated as having received an “extraordinary dividend,” within the meaning of Section 1059 of the Code. Investors that are U.S. corporations that receive an “extraordinary dividend” in respect of our convertible preferred stock generally would be required to reduce their basis in our convertible preferred stock (but not below zero) by the portion of any such dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate investor’s stock basis, such investor must treat such excess as gain from the sale or exchange of our convertible preferred stock for the taxable year in which such dividend is received. Non-corporate U.S. holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of convertible preferred stock as long-term capital losses to the extent of such dividends received by them that qualify for the 15% tax rate.

Conversion of Convertible Preferred Stock into Common Stock.  As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our convertible preferred stock other than cash received in lieu of a fractional share of common stock. Except to the extent of common stock treated as received in respect of any dividends in arrears, the adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the convertible preferred stock was held prior to conversion. A U.S. holder of convertible preferred stock may recognize dividend income to the extent there are dividends in arrears on such convertible preferred stock at the time of conversion into common stock.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

If a U.S. holder exercises its right to convert the convertible preferred stock into shares of common stock after a Record Date but before the Dividend Payment Date, then upon conversion, the U.S. holder generally will be required to pay to us in cash an amount equal to such declared dividend. In this case, the U.S. holder will be entitled to receive the dividend payment on the corresponding Dividend Payment Date. A U.S. holder should consult its own tax advisor with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

Adjustment of Conversion Price.  The conversion price of the convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our convertible preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “— Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. holder in our earnings and profits. For example, a decrease in the conversion price to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of convertible preferred stock to the extent of an allocable portion of our current and accumulated earnings and profits. In addition, an adjustment to the conversion price of our convertible preferred stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the convertible preferred stock, however, generally will not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding on U.S. Holders.  Certain U.S. holders will be subject to information reporting with respect to the payment of dividends on our convertible preferred stock or common stock and the payment of proceeds on the sale of our convertible preferred stock, and backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the Internal Revenue Service (“IRS”). Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Consequences to Non-U.S. Holders of Convertible Preferred Stock or Common Stock

The discussion in this section is addressed to holders of our convertible preferred stock and common stock received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of convertible preferred stock or common stock received in respect thereof and you are not a U.S. holder.

Dividends.  Generally, dividends (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion or redemption that is treated as a dividend) paid to a non-U.S. holder with respect to our convertible preferred stock or our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. Because we are a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes (see “— Sale or Other Disposition” below), distributions in excess of our current and accumulated earnings and profits generally will be subject to withholding at a rate not less than 10%.

Dividends that are effectively connected with a trade or business carried on by a non-U.S. holder within the United States, and, to the extent an applicable treaty provides, attributable to a permanent establishment maintained by the non-U.S. holder, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable tax treaty.

Sale or Other Disposition.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain realized on the sale, exchange or redemption of our convertible preferred stock or our common stock (not including any amounts attributable to declared and unpaid dividends, which will be taxable to a non-U.S. holder as described above under “— Dividends”) unless:

•	the gain is, or is treated as, effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are, or have been within the five years preceding the holder’s disposition of the convertible preferred stock or common stock, a USRPHC for U.S. federal income tax purposes.

We believe we currently are a USRPHC. In general, gain on the sale or other disposition of stock of a USRPHC that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date.

If the convertible preferred stock is considered to be “regularly traded,” gain recognized by a holder that owns more than 5% of the convertible preferred stock would be subject to U.S. federal income tax. We can provide no assurance that the convertible preferred stock will not be considered regularly traded under the relevant rules. If the convertible preferred stock is not considered to be regularly traded, gain recognized on a sale of convertible preferred stock would be subject to U.S. federal income tax only in the case of a

non-U.S. holder that owned, as of the date of any acquisition of such convertible preferred stock, an amount of convertible preferred stock having a fair market value greater than 5% of the outstanding common stock into which it is convertible as measured on such date, provided the common stock continues to be regularly traded on an established securities market.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our convertible preferred stock or common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of convertible preferred stock or common stock.

Conversion of Convertible Preferred Stock into Common Stock.  A non-U.S. holder generally will not recognize any gain or loss by reason of receiving common stock in exchange for convertible preferred stock upon conversion of the convertible preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares. It is possible that common stock treated as received in respect of any dividends in arrears may be taxed as dividend income in the manner described above under “— Dividends”. In such case, any withholding tax on stock treated as a dividend may be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to a non-U.S. holder.

Adjustment of Conversion Price.  As described above under “Consequences to U.S. Holders of Convertible Preferred Stock or Common Stock — Adjustment of Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) that result in an increase in the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “— Dividends.” Any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to a non-U.S. holder.

U.S. Federal Estate Tax.  Our convertible preferred stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding.  Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our convertible preferred stock or common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our convertible preferred stock or common stock if such sale is effected through a foreign office of a broker, provided that the broker does not have certain U.S. connections.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the holder to a refund if in excess of such liability, provided that the holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

UNDERWRITING

We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	930,000
J.P. Morgan Securities Inc.	360,000
Wachovia Capital Markets, LLC	360,000
Raymond James & Associates, Inc.	150,000
KeyBanc Capital Markets Inc.	120,000
SunTrust Robinson Humphrey, Inc.	120,000
BBVA Securities Inc.	90,000
Barclays Capital Inc.	90,000
Calyon Securities (USA) Inc.	90,000
Morgan Stanley & Co. Incorporated	90,000
RBC Capital Markets Corporation	90,000
Scotia Capital (USA) Inc.	90,000
U.S. Bancorp Investments, Inc.	90,000
Wedbush Morgan Securities Inc.	90,000
BOSC, Inc.	60,000
Comerica Securities, Inc.	60,000
Fortis Securities LLC	60,000
CRT Capital Group LLC	30,000
Thomas Weisel Partners LLC	30,000

Total	3,000,000

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.80 per share. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds to us before expenses. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Share	Without Option	With Option

Public offering price	$100.00	$300,000,000	$345,000,000
Underwriting discount	$3.00	$9,000,000	$10,350,000
Proceeds, before expenses, to us	$97.00	$291,000,000	$334,650,000

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 450,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sale of Similar Securities

We, our executive officers and our directors have agreed, with exceptions, not to sell or transfer any of our convertible preferred stock or common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch on behalf of the underwriters. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell, or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	file a registration statement other than with respect to shares of our common stock or other securities, in each case, to be issued by us;

•	lend or otherwise dispose of or transfer any convertible preferred stock or common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to any securities convertible into or exchangeable or exercisable for common stock. It also applies to such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires power of disposition. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

New York Stock Exchange Listing

Our convertible preferred stock has been approved for listing on the New York Stock Exchange under the symbol “WLL PrA”, subject to official notice of issuance. Prior to this offering, there was no public market for the convertible preferred stock.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our convertible preferred stock. However, the representative may engage in transactions that stabilize the price of the convertible preferred stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the convertible preferred stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representative may reduce that short position by purchasing shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our convertible preferred stock to stabilize its price or to reduce a short position may cause the price of our convertible preferred stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the convertible preferred stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch Website is not part of this prospectus supplement.

Notice to Certain Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any convertible preferred stock which is the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any convertible preferred stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of convertible preferred stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of convertible preferred stock which is the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorised, nor do they authorise, the making of any offer of convertible preferred stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of convertible preferred stock contemplated in this prospectus supplement.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any convertible preferred stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any convertible preferred stock to be offered so as to enable an investor to decide to purchase any convertible preferred stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any convertible preferred stock under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any convertible preferred stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the convertible preferred stock acquired by it in the offering has not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of Merrill Lynch has been given to the offer or resale; or (ii) where convertible preferred stock has been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of the convertible preferred stock to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the convertible preferred stock do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The convertible preferred stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the convertible preferred stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The convertible preferred stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the convertible preferred stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to the convertible preferred stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Finance Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The convertible preferred stock may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the convertible preferred stock offered should conduct their own due diligence on the convertible preferred stock. If you do not understand the contents of this document you should consult an authorised financial adviser.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. In addition, affiliates of all the underwriters other than CRT Capital Group LLC, Wedbush Morgan Securities Inc. and Thomas Weisel Partners LLC are lenders under Whiting Oil and Gas Corporation’s bank credit facility and each will receive its proportionate share of the net proceeds of the offering used to repay a portion of the outstanding balance under the credit facility. Because more than ten percent of the net proceeds may be paid to affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in the offering, the offering will be conducted in accordance with FINRA Rule 5110(h) and NASD Rule 2720(c)(3). Pursuant to such rules, Raymond James & Associates, Inc. acted as the qualified independent underwriter in pricing this offering and conducting due diligence. We have agreed to indemnify Raymond James & Associates, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

UnionBanc Investment Services LLC, a Financial Industry Regulatory Authority member and subsidiary of Union Bank, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the convertible preferred stock offered by this prospectus supplement. This prospectus supplement is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	our Current Reports on Form 8-K, dated January 13, 2009, January 26, 2009, January 29, 2009, April 28, 2009, June 15, 2009 and June 17, 2009.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the incorporated documents.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290
(303) 837-1661
Attention: Corporate Secretary

You can also find these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by the law firm of Foley & Lardner LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by the law firm of Vinson & Elkins L.L.P.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been included in this prospectus supplement, and incorporated in this prospectus supplement and the accompanying prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2008, on the authority of said firm as an expert in petroleum engineering.

Prospectus

Whiting Petroleum Corporation

Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. Our subsidiaries may guarantee any debt securities that we issue under this prospectus. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the symbol “WLL.”

Investment in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2009.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our stockholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and/or other offering material. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or any other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future risks and may be preceded by or include forward-looking words such as “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes,” “should,” “projects” or the negative thereof or variations thereon or similar terminology. All statements other than statements of historical facts included in this prospectus, any prospectus supplement and/or other offering material, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among others, those we identify under “Risk Factors” in our most recent Annual Report on Form 10-K and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus. Numerous important factors described in this prospectus, any prospectus supplement and/or other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHITING PETROLEUM CORPORATION

We are an independent oil and gas company engaged in acquisition, development, exploitation, production and exploration activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. Since our inception in 1980, we have built a strong asset base and achieved steady growth through property acquisitions, development and exploration activities.

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder’s shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by a selling stockholder.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Three Months
	Ended March 31,	Years Ended December 31,
	2009	2008		2007		2006		2005		2004

Ratio of earnings to fixed charges(1)(2)	—	6.92	x	3.65	x	4.14	x	5.64	x	8.01x

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

(2)	For the three months ended March 31, 2009, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $70.6 million for the three months ended March 31, 2009.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement and/or other offering material will describe the specific terms of the debt securities offered through that prospectus supplement and/or other offering material as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Subordinated Debt Securities will be issued under a “Subordinated Indenture” among us, certain of our subsidiaries, if such subsidiaries are guarantors of the Subordinated Debt Securities, and a U.S. banking institution named as trustee in a prospectus supplement and/or other offering material. The Senior Debt Securities will be issued under a “Senior Indenture” among us, certain of our subsidiaries, if such subsidiaries are guarantors of the Senior Debt Securities, and a U.S. banking institution named as trustee in a prospectus supplement and/or other offering material. Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We are a holding company, and we primarily conduct our operations through subsidiaries. Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. Each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus, any prospectus supplement and/or other offering material to particular articles or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. We have the right to “reopen” a previous issue of a series of debt by issuing additional Debt Securities of such series.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement and/or other offering material applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement and/or other offering material, certain of our domestic subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “— Subsidiary Guarantees” and in the prospectus supplement and/or other offering material. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantors on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Fourteen of the Subordinated Indenture).

The applicable prospectus supplement and/or other offering material will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any of the Subsidiary Guarantors will provide Subsidiary Guarantees of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) the dates on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) the places where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

(15) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(16) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement and/or other offering material. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement and/or other offering material.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement and/or other offering material relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement and/or other offering material will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement and/or other offering material will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantees

If specified in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement and/or other offering material, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

Subject to the limitations described below and in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the prompt payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 607).

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee (Section 1304). In addition, the prospectus supplement and/or other offering material may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement and/or other offering material. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement and/or other offering material, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement and/or other offering material (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement and/or other offering material. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying

Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement and/or other offering material, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement and/or other offering material, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million;

(7) any judgment or decree for the payment of money in excess of $50.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary

Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).

If an Event of Default (other than an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(10) modify such provisions with respect to modification, amendment or waiver (Section 902).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement and/or other offering material, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement and/or other offering material, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement and/or other offering material, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 1304).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

Regarding the Trustee

We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the Senior Indenture or the trustee under the Subordinated Indenture.

The Indentures and provisions of the Trust Indenture Act of 1939, which we refer to in this prospectus as the Trust Indenture Act, that are incorporated by reference therein, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

We will issue the Debt Securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the Debt Securities will be shown on, and the transfer of ownership of the Debt Securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in a securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the Debt Securities represented by that global security for all purposes under the applicable Indenture and under the Debt Securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have Debt Securities represented by that global security registered in their names, will not receive or be entitled to receive the Debt Securities in the form of a physical certificate and will not be considered the owners or holders of the Debt Securities under the applicable

Indenture or under the Debt Securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of Debt Securities under the applicable Indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the Debt Securities or relating to payments made by DTC on account of the Debt Securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the Debt Securities.

We will make payments on the Debt Securities represented by the global securities to DTC or its nominee, as the registered owner of the Debt Securities. We expect that when DTC or its nominee receives any payment on the Debt Securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the Debt Securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the Debt Securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the Debt Securities, DTC reserves the right to exchange the global securities for certificated Debt Securities, and to distribute such Debt Securities to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

We will issue certificated Debt Securities to each person that DTC identifies as the beneficial owner of Debt Securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the Debt Securities has occurred and is continuing; or

•	We decide not to have the Debt Securities represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Debt Securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Debt Securities to be issued.

Same Day Settlement and Payment

We will make payments in respect of the Debt Securities represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated Debt Securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Debt Securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The Debt Securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debt Securities will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Debt Securities will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our board of directors has designated 1,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described below. Each holder of Series A preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Series A preferred share will have 100 votes, voting together with shares of our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of our common stock. As of the date of this prospectus, no shares of our Series A Junior Participating Preferred Stock were outstanding.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Preferred Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each share of our common stock that we issue prior to the expiration of the rights agreement will likewise have attached one right. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a Series A preferred share at a purchase price of $180 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires our company after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged until a party acquires 50% or more of our common stock at a ratio of one share of common stock, or one one-hundredth of a Series A preferred share, per right, subject to adjustment. Series A preferred shares purchased upon the exercise of rights will not be redeemable. The rights expire on February 23, 2016, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Delaware Anti-Takeover Law and Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Any vacancies on the board of directors may be filled only by a majority vote of the remaining directors. Our certificate of incorporation and by-laws also provide that any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation prohibits stockholders from taking action by written consent without a meeting and provides that meetings of stockholders may be called only by our chairman of the board, our president or a majority of our board of directors. Our by-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders must be given in the manner provided in our by-laws, which contain detailed notice requirements relating to nominations and other action.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to our directors and executive officers under our certificate of incorporation and by-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Debt Securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase Debt Securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of Debt Securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and Debt Securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our Current Reports on Form 8-K, dated January 13, 2009, January 26, 2009, January 29, 2009, January 29, 2009 and April 28, 2009;

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated November 14, 2003, and any amendment or report updating that description; and

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated February 24, 2006 and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290
(303) 837-1661
Attention: Corporate Secretary

You can also finds these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling stockholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling stockholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling stockholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling stockholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling stockholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling stockholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling stockholder and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling stockholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling stockholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling stockholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

We or any selling stockholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling stockholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third party may use securities received under those sale, forward sale or derivative arrangements or securities pledged by us or any selling stockholder or borrowed from us, any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling stockholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholder. Any selling stockholder also may sell shares short and redeliver shares to close out such short positions. Any selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling stockholder and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2008, on the authority of said firm as an expert in petroleum engineering.

3,000,000 Shares

Whiting Petroleum Corporation

6.25% Convertible Perpetual Preferred Stock
(Liquidation Preference $100 per Share)

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
J.P. Morgan
Wachovia Securities
Raymond James
KeyBanc Capital Markets
SunTrust Robinson Humphrey
BBVA Securities
Barclays Capital
Calyon Securities (USA) Inc.
Morgan Stanley
RBC Capital Markets
Scotia Capital
U.S. Bancorp Investments, Inc.
Wedbush Morgan Securities Inc.
BOSC, Inc.
Comerica Securities
Fortis Securities LLC
CRT Capital Group LLC
Thomas Weisel Partners LLC

June 17, 2009